August 17, 2015

Dear Axion Shareholder:

As earlier communicated, your company announced a binding letter of intent to negotiate a technology license, loan and preferred stock investment with LCB International, Inc. Axion further agreed to a 60-day exclusivity provision as part of the binding LOI executed on June 13, 2015.

The negotiations, since June 13, 2015, have proceeded with a high priority for both parties, and substantial progress has been made. Nevertheless, certain actions necessary to successfully complete the transaction will require additional time, and Axion’s Board of Directors has agreed to extend the exclusivity provision for an additional 30 days, ending on September 13, 2015. Battery testing at independent labs in China and additional technical review of our Gen 4 PbC carbon electrode manufacturing feasibility are examples of a few items that require additional time to complete before a transaction can be consummated. We expect that the extension period will provide sufficient time to complete these additional tasks and to reach agreement on various business matters.

As a further benchmark of progress, LCB has ordered and Axion is preparing to ship 100 batteries to China for LCB use in test applications over the next couple of months. The first of two deliveries will be shipped in late August. Aside from the LCB negotiating activities, a recent bridge loan with net proceeds to the company of $510,000 was obtained to provide the near term operating capital. The company is also preparing filings seeking regulatory approval for a 2MW frequency regulation project at Sharon, PA that is enabled by a lease option for the site including possible expansion to a 12MW project at a later date, subject to regulatory approval. Carbon electrodes were prepared for PbC battery manufacturing trials with select U.S. based battery companies, a key goal of the company’s strategy. Commercial development progress was made on applications for less complicated drop-in uses of PbC batteries, but a more fundamental effort awaits completion of the LCB transaction and the availability of funds for a new sales and marketing team. Activities to engage licensing and development partners for non-China and Taiwan key markets are also ongoing in keeping with the company’s strategy.

3601 Clover Lane • New Castle, Pa 16105 • Tel: 724.654.9300 • Fax: 724.654.3300 • Toll Free: 877.324.9300

www.axionpower.com

The company will be filing a Form 10Q with the Securities and Exchange Commission for its second quarter ending June 30, 2015 on August 19, 2015.

On behalf of the Axion team and the Board of Directors, your continued confidence and support are appreciated.

Sincerely,

/s/ Donald F. Farley

Donald F. Farley

Chairman